EXHIBIT 99.1
Purchase, New York     Telephone: 914-253-2000     www.pepsico.com

Contacts: `	Investor Lynn Tyson Senior Vice President, Investor Relations 914-253-3035 email: Lynn.Tyson@pepsi.com	Media Jenny Schiavone Director, Enterprise Communications 914-253-3941 email: jenny.schiavone@pepsico.com
PepsiCo’s Strong, Diversified Portfolio and Growth Strategy Deliver Solid Second-Quarter Results;
Company Reaffirms Full-Year Guidance
•	Reported EPS Flat; Net Revenue Declined 3 Percent

•	Constant Currency Core EPS Grew 8 Percent; Constant Currency Net Revenue Grew 5.5 Percent*

•	Reaffirms Full-Year 2009 Guidance of Mid- to High-Single-Digit Constant Currency Net Revenue and Core EPS Growth

•	Continues to Invest in Innovation and Key Markets to Drive Long-Term Growth and Profitability
PURCHASE, N.Y. (July 22, 2009) — PepsiCo, Inc. (NYSE: PEP) today reported solid revenue and operating profit results in the second quarter of 2009, reflecting strong effective net pricing, product innovation and cost discipline. Reported EPS of $1.06 was flat on a 3 percent decline in net revenue. In constant currency, the company delivered a 5.5 percent increase in net revenue and an 8 percent increase in core EPS.
Indra Nooyi, PepsiCo Chairman and Chief Executive Officer, said, “Our results this quarter reinforce the advantages of our balanced portfolio, as our food and international businesses delivered solid performance while we continued the transformation of our North American beverage business.
“Consumers find nourishment, simple pleasures and great value in our products, which keeps them loyal to our brands in these tough times. And our seasoned team of leaders has the operating agility to deliver on our full-year guidance while implementing our long-term plans for healthy and balanced growth. Across our businesses, we are investing aggressively in R&D to drive innovation to further differentiate our brands; and we believe now is the time to invest in key markets that represent enormous opportunities for years to come,” Nooyi continued.

*	Please refer to the Glossary for definitions of “constant currency” and “core”. Core results and constant currency core results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP information” in the attached exhibits for a description of these items.

As part of its strategy to grow in key markets, the company recently announced plans to invest $1 billion over the next four years in China, PepsiCo’s highest priority growth market. And, in Russia, PepsiCo along with its partner The Pepsi Bottling Group, Inc., announced a plan to invest $1 billion over the next three years.
Richard Goodman, PepsiCo Chief Financial Officer said, “Targeted growth, disciplined cost management and a keen focus on working capital management drove strong cash flow from operations in the quarter. We are on track to deliver $6.4 billion in cash flow from operations this year, or $7 billion excluding a one-time discretionary pension contribution we made in the first quarter.” He continued, “PepsiCo’s strong financial position, coupled with the structural advantages of our business model, allows us to continue to invest in growth initiatives designed to enhance our competitiveness.”
Summary of Second-Quarter 2009 Performance

			Constant Currency*
				Core*		Core*
				Division		Division	Division
			Net	Operating	Net	Operating	Operating
% Growth	Volume		Revenue	Profit	Revenue	Profit	Profit
PAF	1		9	10	1	4	4
FLNA	3		8	8	6	7	7
QFNA	(4)		(1)	9	(3)	8	8
LAF	—		12	18	(9)	(6)	(6)

PAB	(6)		(7)	(5)	(9)	(9)	(9)

PI	1 / 6	**	12	17	(4)	—	(1)
Europe	(1)/ 2	**	10	15	(11)	(9)	(9)
AMEA	3 / 8	**	14	21	5	13	9

Total Divisions	1 /(1)	**	5.5	7	(3)	(1)	(1)

*	The above core results and constant currency core results are non-GAAP financial measures that exclude certain restructuring actions associated with the company’s Productivity for Growth initiative. For more information about our core results and constant currency core results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”

**	Snacks/Beverage

Division Operating Summary
On a constant currency basis, PepsiCo Americas Foods (PAF) delivered 9 percent net revenue and 10 percent core operating profit growth led by Frito-Lay North America and Latin America Foods. Solid performance was driven by effective net revenue management and cost control.
Frito-Lay North America (FLNA) constant currency net revenue grew 8 percent, constant currency core operating profit grew 8 percent and volume was up 3 percent. Volume growth was driven by strong performance in FLNA’s core brands such as Lay’s and Doritos, supported in part by the “20% more” promotion on its take-home sized, corn-based offerings. Dips and Multipacks, together with healthy adjacencies to the core portfolio such as TrueNorth nuts, Sabra dips, Spitz seeds and Stacy’s pita chips, also contributed to the growth in volume.
Product innovation highlights in the quarter included line extensions of core brands such as Doritos Late Night and Giant Cheetos. In addition to driving innovation in its product line, FLNA deployed shelf innovation at over 8,000 stores. The streamlined displays create a more inviting and intuitive shopping experience and prominently feature FLNA’s health and wellness offerings.
Quaker Foods North America (QFNA) posted a 1 percent decline in constant currency net revenue while constant currency core operating profit grew 9 percent as it overlapped costs related to the Cedar Rapids flood last year. Quaker continues to be recognized as a leading health and wellness brand, with whole grain credentials. However, during the quarter, some value conscious consumers traded down to lower priced offerings resulting in volume declines in some of the product lines such as oatmeal. We continue to focus on the global expansion of the Quaker franchise while innovating for the value consumer in the meantime.
Latin America Foods (LAF) constant currency net revenue grew 12 percent, constant currency core operating profit grew 18 percent and volume was flat. LAF’s performance was driven by pricing actions, disciplined cost control and productivity improvements, all of which more than offset input cost inflation. In Mexico, we saw the usual portfolio effect amidst difficult economic times: while volume was down at Sabritas, in part because of pricing to offset input costs, it was up at Gamesa, which benefited from innovation in its new “better-for-you” line of Quaker snacks. Importantly, both businesses drove increases in constant currency net revenue and constant currency core operating profit, and deftly managed through the adverse impact on demand of the H1N1 virus outbreak. Volume in South America was up, driven by double-digit volume gains in Brazil and strong results in the Southern Cone.

PepsiCo Americas Beverages (PAB) constant currency net revenue declined 7 percent, constant currency core operating profit was down 5 percent and volume declined 6 percent. The overall results reflect the challenging underlying liquid refreshment beverage (LRB) category dynamics, consumer shifts to lower-priced options, an intensely competitive environment as well as deliberate strategic choices on our part. Improvement in the underlying sequential trends in our business and improving brand equity scores give the company cause to believe that the investments we are making are having a favorable impact on our portfolio.
In CSDs, which account for 45 percent of the LRB category, we introduced a number of innovations: brand Pepsi’s “Refresh Everything” campaign; Mtn Dew Game Fuel and Voltage; Sierra Mist Ruby Red; and limited edition “Throwback” variations of Pepsi and Mtn Dew, featuring retro graphics and sweetened with all-natural sugar. Brand Mtn Dew posted another quarter of positive growth and PepsiCo’s Diet CSD portfolio gained share.
Our naturally-sweetened, zero-calorie products featuring stevia-based PureVia™ are successful. SoBe LifeWater, the fastest growing enhanced water brand, recorded very impressive growth rates, and Trop50 is also performing well.
Although G2 continues to post double-digit volume growth, the overall Gatorade franchise continues to experience declines as casual users turn to less expensive LRBs in this challenging economy. Our conscious strategy is to maintain the integrity of the brand by sharpening our focus on core fitness users, for whom the functionality of the product remains paramount. Brand regard scores within the core fitness cohort group are high and improving and the new campaign focused on active thirst has also been well received. Our goal is to migrate the casual drinker and wellness oriented Gatorade consumers to new offerings in 2010, which we will soon announce. The strength of our overall portfolio allows us to make the necessary investments to rejuvenate our North American beverage business in a judicious manner.
PepsiCo International (PI) drove solid performance in the second quarter, despite macroeconomic headwinds, resulting in double-digit, constant currency net revenue and constant currency core operating profit growth.
In the quarter, the recession deepened in Europe as real GDP declined across the region. In this challenging environment, our teams demonstrated their operating agility by optimizing revenue while maintaining tight cost controls and leveraging productivity gains to protect profitability. On a constant currency basis, Europe net revenue grew 10 percent and core operating profit grew 15 percent. On a constant currency basis, acquisitions contributed 10 percentage points to net revenue growth and 6 percentage points to core operating profit growth.

In Europe snacks, volume declined 1 percent, which included 4 percentage points of growth from the Marbo acquisition. Volumes were adversely impacted by pricing actions, including weight outs, to offset local commodity inflation. Nevertheless, the business maintained market share. In the U.K., Walkers grew revenue share through disciplined pricing and the continuing success of its “Do Us a Flavour” campaign.
In the Europe beverage business, volume grew 2 percent driven by the favorable impact of the Lebedyansky acquisition. While volumes declined in Eastern Europe, CSDs posted impressive growth in the United Kingdom aided by relevant promotions and price pack architectures, such as the “Big Night In” pack, targeted to consumers who are opting to eat at home more often due to macroeconomic pressure.
On a constant currency basis, Asia/Middle East/Africa (AMEA) net revenue grew 14 percent and core operating profit improved 21 percent. On a constant currency basis, the net impact of acquisitions contributed 1 percentage point to both net revenue and core operating profit growth. This balanced performance resulted from effective net revenue management and cost discipline across the businesses.
AMEA division beverage volume grew 8 percent. Volume growth was broad-based across geographies and categories with particular strength in India and the Middle East. India’s strong momentum across both CSDs and NCBs was driven largely by investments to expand cooler space across the country and from relevant local product innovations such as Nimbooz, the company’s version of traditional lemonade served in most Indian households. In China, PepsiCo continues to expand its beverage portfolio, launching Pepsi Max, Mtn Dew and expanding distribution of its Tropicana juice drinks.
AMEA division snacks volume grew 3 percent. This growth was broad-based, including developed markets such as Australia and developing markets in the Middle East.
AMEA continues to invest in under penetrated areas and broaden the health and wellness offerings in its portfolio. In the third quarter, the company entered into a strategic alliance with Calbee Foods Company to produce and sell a wide range of food products in Japan. The company also recently announced that its joint venture with Almarai has acquired 75 percent of Teeba, one of the leading fresh dairy producers in Jordan that produces and distributes fresh juice products.
Corporate Unallocated
For the quarter, net mark-to-market gains on commodity hedges were $100 million compared with a $61 million gain in the comparable period a year ago. An increase in other corporate unallocated expenses reflected higher deferred compensation expense, which is offset by a corresponding benefit in interest income. Net interest expense increased $37 million due to increased borrowings associated with acquisitions, a discretionary pension contribution and share repurchases in the prior year.

Tax Rate
PepsiCo’s reported tax rate was 25.4 percent for the second quarter. Excluding the impact of items affecting comparability, PepsiCo’s core tax rate was 24.9 percent for the second quarter. The company expects its full-year reported and core tax rates to be about 27 percent.
Cash Flow
The year-to-date cash flow from operating activities was $1.5 billion, compared to $2.2 billion in the prior year period, reflecting, in 2009, a discretionary $1 billion contribution to PepsiCo’s pension fund and $160 million of cash payments associated with the Productivity for Growth program. In the prior year period, PepsiCo made $24 million of restructuring-related cash payments. Excluding these items, and the associated cash tax benefits, management operating cash flow was $1.7 billion year-to-date, compared to $1.4 billion in the prior year period. This $0.3 billion year-over-year increase was driven by PepsiCo’s disciplined capital spending and sound working capital management.
2009 Guidance
PepsiCo’s food and international businesses are performing well around the world and the company is confident in the strength of its diversified portfolio and the agility of its operating model to continue to deliver solid results. As a result, the company reaffirms its full-year 2009 guidance for both net revenue and core EPS of mid- to high-single-digit constant currency growth over its 2008 core EPS of $3.68. The company estimates that foreign exchange, at current rates, would have roughly a 6 percent adverse impact to its full-year constant currency core EPS. Where in the guidance range the company may fall could be impacted, among other things, by changes in foreign exchange rates and the pacing of share repurchases. The company did not repurchase its shares in the first two quarters and does not anticipate repurchasing its shares until there is a resolution of the proposed transactions with The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.
Excluding the impact of its $1 billion discretionary pension contribution (approximately $640 million after-tax) cash from operating activities is expected to be about $7 billion. The company expects to invest about $2.1 billion in net capital spending.
The company’s 2009 guidance does not include the impact of the proposed transactions with The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 18 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses — Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade — also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in over 200 countries. With more than $43 billion in 2008 revenues, PepsiCo employs 198,000 people who are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.

Cautionary Statement
Statements in this release that are “forward-looking statements”, including PepsiCo’s 2009 guidance, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to enter into definitive agreements with respect to the proposed transactions (the “Proposed Transactions”) with The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”); PepsiCo’s ability to achieve the synergies and value creation contemplated by the Proposed Transactions; PepsiCo’s ability to promptly and effectively integrate the businesses of PBG, PAS and PepsiCo; the timing to consummate the Proposed Transactions and any necessary actions to obtain required regulatory approvals; the diversion of management time on transaction-related issues; changes in demand for PepsiCo’s products, as a result of shifts in consumer preferences or otherwise; increased costs, disruption of supply or shortages of raw materials and other supplies; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners, including as a result of the Proposed Transactions; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; changes in the legal and regulatory environment; disruption of PepsiCo’s supply chain; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; and risks that benefits from the Productivity for Growth initiative may not be achieved, may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 9:00 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss second-quarter 2009 results and the outlook for full-year 2009. For details, visit the company’s website at www.pepsico.com, under “Financial News” in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com, under “Financial News” in the “Investors” section. Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.
Glossary
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Core: Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions in 2009 for restructuring actions associated with the company’s Productivity for Growth initiative. Core EPS guidance for 2009 excludes commodity mark-to-market net impact and costs of $36 million ($29 million, after-tax) associated with the Productivity for Growth initiative. For more details and reconciliations of our core results, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.
Constant currency: Financial results (historical and projected) assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2008. In addition, the impact on EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Pricing: The impact of list price changes and weight changes per package.
Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.
###

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo Second Quarter 2009 Results
(unaudited)

	12 Weeks Ended 6/13/09			24 Weeks Ended 6/13/09
	Reported	Core*	Constant Currency	Reported	Core*	Constant Currency
	Growth (%)	Growth (%)	Core* Growth (%)	Growth (%)	Growth (%)	Core* Growth (%)
Volume (Servings)	1	1		—	—
Net Revenue	(3)	(3)	5.5	(2)	(2)	6
Operating Profit	—	(1)		1	(1)
Division Operating Profit	(1)	(1)		(1)	—
Net Income Attributable to PepsiCo	(2)	(3)		(2)	(3)
Earnings per Share (EPS)	—	(1)	8	1	—	8

*	Core results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and exclude the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions in 2009 associated with our Productivity for Growth initiative. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2008. In addition, core EPS growth, on a constant currency basis, is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-9 through A-12 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/13/09	6/14/08	6/13/09	6/14/08
Net Revenue	$10,592	$10,945	$18,855	$19,278

Costs and Expenses
Cost of sales	4,881	5,078	8,625	8,912
Selling, general and administrative expenses	3,507	3,658	6,428	6,588
Amortization of intangible assets	14	18	24	30

Operating Profit	2,190	2,191	3,778	3,748

Bottling Equity Income	119	168	144	238
Interest Expense	(101)	(74)	(199)	(132)
Interest Income	28	38	28	39

Income before Income Taxes	2,236	2,323	3,751	3,893

Provision for Income Taxes	568	618	942	1,036

Net Income	1,668	1,705	2,809	2,857

Less: Net Income Attributable to Noncontrolling Interests	8	6	14	10

Net Income Attributable to PepsiCo	$1,660	$1,699	$2,795	$2,847

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.06	$1.05	$1.78	$1.76
Average Shares Outstanding	1,572	1,612	1,571	1,622

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/13/09	6/14/08	6/13/09	6/14/08
Net Revenue

Frito-Lay North America	$3,138	$2,950	$6,138	$5,680
Quaker Foods North America	396	406	881	901
Latin America Foods	1,378	1,523	2,245	2,494

PepsiCo Americas Foods	4,912	4,879	9,264	9,075

PepsiCo Americas Beverages	2,618	2,880	4,706	5,240

Europe	1,642	1,837	2,589	2,821
Asia, Middle East & Africa	1,420	1,349	2,296	2,142

PepsiCo International	3,062	3,186	4,885	4,963

Total Net Revenue	$10,592	$10,945	$18,855	$19,278

Operating Profit

Frito-Lay North America	$783	$735	$1,480	$1,368
Quaker Foods North America	132	122	307	288
Latin America Foods	240	254	404	421

PepsiCo Americas Foods	1,155	1,111	2,191	2,077

PepsiCo Americas Beverages	618	681	1,043	1,185

Europe	257	283	355	402
Asia, Middle East & Africa	237	218	373	344

PepsiCo International	494	501	728	746

Division Operating Profit	2,267	2,293	3,962	4,008

Corporate — Net Impact of Mark-to-Market on Commodity Hedges	100	61	162	57
Corporate — Other	(177)	(163)	(346)	(317)

Corporate Unallocated	(77)	(102)	(184)	(260)

Total Operating Profit	$2,190	$2,191	$3,778	$3,748

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	24 Weeks Ended
	6/13/09	6/14/08
	(unaudited)
Operating Activities
Net income	$2,809	$2,857
Depreciation and amortization	685	678
Stock-based compensation expense	108	112
Restructuring and impairment charges	36	—
Cash payments for restructuring charges	(160)	(24)
Excess tax benefits from share-based payment arrangements	(8)	(65)
Pension and retiree medical plan contributions	(1,088)	(86)
Pension and retiree medical plan expenses	192	211
Bottling equity income, net of dividends	(101)	(196)
Deferred income taxes and other tax charges and credits	4	222
Change in accounts and notes receivable	(489)	(1,102)
Change in inventories	(384)	(602)
Change in prepaid expenses and other current assets	(124)	(219)
Change in accounts payable and other current liabilities	(505)	149
Change in income taxes payable	669	427
Other, net	(152)	(169)

Net Cash Provided by Operating Activities	1,492	2,193

Investing Activities
Capital spending	(735)	(896)
Sales of property, plant and equipment	26	65
Acquisitions and investments in noncontrolled affiliates	(120)	(262)
Divestitures	16	—
Cash proceeds from sale of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS) stock	—	200
Short-term investments, net	17	1,255

Net Cash (Used for)/Provided by Investing Activities	(796)	362

Financing Activities
Proceeds from issuances of long-term debt	1,053	1,733
Payments of long-term debt	(151)	(437)
Short-term borrowings, net	(227)	705
Cash dividends paid	(1,331)	(1,209)
Share repurchases – common	—	(2,904)
Share repurchases – preferred	(3)	(3)
Proceeds from exercises of stock options	117	339
Excess tax benefits from share-based payment arrangements	8	65

Net Cash Used for Financing Activities	(534)	(1,711)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12)	14

Net Increase in Cash and Cash Equivalents	150	858

Cash and Cash Equivalents – Beginning of year	2,064	910

Cash and Cash Equivalents – End of period	$2,214	$1,768

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	6/13/09	12/27/08
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,214	$2,064
Short-term investments	210	213

Accounts and notes receivable, net	5,223	4,683

Inventories
Raw materials	1,369	1,228
Work-in-process	359	169
Finished goods	1,224	1,125

	2,952	2,522

Prepaid expenses and other current assets	1,031	1,324

Total Current Assets	11,630	10,806

Property, plant and equipment, net	11,848	11,663
Amortizable intangible assets, net	744	732

Goodwill	5,248	5,124
Other nonamortizable intangible assets	1,231	1,128

Nonamortizable Intangible Assets	6,479	6,252

Investments in noncontrolled affiliates	4,076	3,883
Other assets	2,273	2,658

Total Assets	$37,050	$35,994

Liabilities and Equity
Current Liabilities
Short-term obligations	$435	$369
Accounts payable and other current liabilities	7,772	8,273
Income taxes payable	412	145

Total Current Liabilities	8,619	8,787

Long-term debt obligations	8,185	7,858
Other liabilities	5,577	6,541
Deferred income taxes	260	226

Total Liabilities	22,641	23,412

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(141)	(138)

PepsiCo Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	269	351
Retained earnings	32,065	30,638
Accumulated other comprehensive loss	(4,438)	(4,694)
Repurchased common stock	(13,849)	(14,122)

Total PepsiCo Common Shareholders’ Equity	14,077	12,203

Noncontrolling interests	432	476

Total Equity	14,409	12,582

Total Liabilities and Equity	$37,050	$35,994

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/13/09	6/14/08	6/13/09	6/14/08
Beginning Net Shares Outstanding	1,556	1,591	1,553	1,605
Options Exercised/Restricted Stock Units Converted	1	3	4	10
Shares Repurchased	—	(22)	—	(43)

Ending Net Shares Outstanding	1,557	1,572	1,557	1,572

Weighted Average Basic	1,557	1,582	1,556	1,591
Dilutive securities:
Options	11	25	11	27
Restricted Stock Units	3	4	3	3
ESOP Convertible Preferred Stock/Other	1	1	1	1

Weighted Average Diluted	1,572	1,612	1,571	1,622

Average Share Price for the period	$51.42	$69.07	$51.13	$70.27
Growth Versus Prior Year	(26)%	4%	(27)%	8%

Options Outstanding	114	111	115	113
Options in the Money	59	111	60	113
Dilutive Shares from Options	11	25	11	27
Dilutive Shares from Options as a % of Options in the Money	19%	23%	18%	24%

Average Exercise Price of Options in the Money	$43.20	$49.98	$43.17	$49.94

Restricted Stock Units Outstanding	6	7	6	7
Dilutive Shares from Restricted Stock Units	3	4	3	3

Average Intrinsic Value of Restricted Stock Units Outstanding*	$61.04	$63.04	$61.06	$63.04

*	Weighted-average intrinsic value at grant date.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARISON OF CORE RESULTS*

	12 Weeks Ended		24 Weeks Ended
	6/13/09	6/14/08	6/13/09	6/14/08
Net Revenue	$10,592	$10,945	$18,855	$19,278

Costs and Expenses
Cost of sales	4,881	5,078	8,625	8,912
Selling, general and administrative expenses	3,596	3,719	6,554	6,645
Amortization of intangible assets	14	18	24	30

Operating Profit	2,101	2,130	3,652	3,691

Bottling Equity Income	119	168	144	238
Interest Expense	(101)	(74)	(199)	(132)
Interest Income	28	38	28	39

Income before Income Taxes	2,147	2,262	3,625	3,836

Provision for Income Taxes	534	596	892	1,015

Net Income	1,613	1,666	2,733	2,821

Less: Net Income Attributable to Noncontrolling Interests	8	6	14	10

Net Income Attributable to PepsiCo	$1,605	$1,660	$2,719	$2,811

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.02	$1.03	$1.73	$1.73
Average Shares Outstanding	1,572	1,612	1,571	1,622

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions in 2009 associated with our Productivity for Growth initiative. See schedules A-9 through A-12 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARISON OF CORE RESULTS*

	12 Weeks Ended		24 Weeks Ended
	6/13/09	6/14/08	6/13/09	6/14/08
Net Revenue

Frito-Lay North America	$3,138	$2,950	$6,138	$5,680
Quaker Foods North America	396	406	881	901
Latin America Foods	1,378	1,523	2,245	2,494

PepsiCo Americas Foods	4,912	4,879	9,264	9,075

PepsiCo Americas Beverages	2,618	2,880	4,706	5,240

Europe	1,642	1,837	2,589	2,821
Asia, Middle East & Africa	1,420	1,349	2,296	2,142

PepsiCo International	3,062	3,186	4,885	4,963

Total Net Revenue	$10,592	$10,945	$18,855	$19,278

Operating Profit

Frito-Lay North America	$783	$735	$1,482	$1,368
Quaker Foods North America	132	122	308	288
Latin America Foods	240	254	407	421

PepsiCo Americas Foods	1,155	1,111	2,197	2,077

PepsiCo Americas Beverages	621	681	1,059	1,185

Europe	255	283	356	402
Asia, Middle East & Africa	247	218	386	344

PepsiCo International	502	501	742	746

Division Operating Profit	2,278	2,293	3,998	4,008

Corporate Unallocated	(177)	(163)	(346)	(317)

Total Operating Profit	$2,101	$2,130	$3,652	$3,691

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions in 2009 associated with our Productivity for Growth initiative. See schedules A-9 through A-12 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Division operating profit, core results and core results on a constant currency basis are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
In the 12 weeks ended June 13, 2009, we recognized $100 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the 12 weeks ended June 14, 2008, we recognized $61 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the full-year 2008, we recognized $346 million of mark-to-market net losses on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
As a result of our previously initiated Productivity for Growth program, we recorded restructuring and impairment charges of $11 million in the 12 weeks ended June 13, 2009. In the full-year 2008, we recorded restructuring and impairment charges of $543 million in connection with this program. The program includes actions in all segments of the business, including the closure of six plants that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.
In addition, in the full-year 2008, PBG implemented a restructuring initiative across all of its geographic segments. PBG also recognized an asset impairment charge related to its business in Mexico. Consequently, in 2008, we recorded a non-cash charge of $138 million, included in bottling equity income, as part of recording our share of PBG’s financial results.
Additionally, management operating cash flow and management operating cash flow growth are the primary measures management uses to monitor cash flow performance. They are not measures defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
We believe investors should consider the following non-GAAP financial measures with respect to our second quarter results:
•	Our 2009 net revenue growth on a constant currency basis;

•	Our 2009 and 2008 division operating profit and our 2009 division operating profit growth;

•	Our 2009 division operating profit excluding the impact of restructuring and impairment charges; and our 2009 division operating profit growth excluding the impact of restructuring and impairment charges, as well as on a constant currency basis;

•	Our 2009 total operating profit excluding the impact of restructuring and impairment charges and the mark-to-market net gains on commodity hedges and our 2008 total operating profit excluding the impact of the mark-to-market net gains on commodity hedges;

•	Our 2009 effective tax rate excluding the impact of restructuring and impairment charges and the mark-to-market net gains on commodity hedges; and

•	Our 2009 diluted EPS excluding the impact of restructuring and impairment charges and the mark-to-market net gains on commodity hedges; our 2008 diluted EPS excluding the impact of the mark-to-market net gains on commodity hedges; and our 2009 diluted EPS growth excluding the impact of restructuring and impairment charges and the mark-to-market net gains on commodity hedges, on a constant currency basis.
We believe investors should consider the following non-GAAP financial measure with respect to our 2009 and 2008 year-to-date results:
•	Our 2009 and 2008 management operating cash flow and 2009 management operating cash flow growth, excluding the impact of a discretionary pension contribution in the first quarter of 2009 and restructuring-related cash payments in 2009 and 2008.
We believe investors should consider the following non-GAAP financial measures with respect to our projected 2009 full-year results and our 2008 full-year results:
•	Our full-year projected 2009 net cash provided by operating activities, excluding the impact of a discretionary pension contribution in the first quarter of 2009; and

•	Our 2008 diluted EPS excluding the impact of restructuring and impairment charges, mark-to-market net losses on commodity hedges and our share of PBG’s restructuring and impairment charges.
We are not able to reconcile our full-year projected 2009 constant currency results to our full-year projected 2009 reported results because we are unable to predict the 2009 full-year impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except per share amounts and as otherwise noted, unaudited)
Operating Profit Growth Reconciliation

12 Weeks
Ended
6/13/09
Division Operating Profit Growth	(1)%
Impact of Corporate Unallocated	1

Reported Total Operating Profit Growth	—%

Effective Tax Rate Reconciliation

	12 Weeks Ended
	6/13/09
	Pre-Tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$2,236	$568	25.4%
Mark-to-Market Net Gains	(100)	(35)
Restructuring and Impairment Charges	11	1

Effective Tax Rate Excluding above Items	$2,147	$534	24.9%

Diluted EPS Reconciliation

	12 Weeks Ended
	6/13/09		6/14/08	Growth
Reported Diluted EPS	$1.06		$1.05	—%
Mark-to-Market Net Gains	(0.04)		(0.02)
Restructuring and Impairment Charges	0.01		—

Diluted EPS Excluding above Items	$1.02	*	$1.03	(1)%

Impact of Foreign Currency Translation				8

Diluted EPS Excluding above Items, on a constant currency basis				8%*

*	Does not sum due to rounding
Diluted EPS Reconciliation

	Year Ended
	12/27/08
Reported Diluted EPS	$3.21
Mark-to-Market Net Losses	0.14
Restructuring and Impairment Charges	0.25
PBG’s Restructuring and Impairment Charges	0.07

Diluted EPS Excluding above Items	$3.68	*

*	Does not sum due to rounding
Net Cash Provided by Operating Activities Reconciliation (in billions)

	24 Weeks		24 Weeks
	Ended		Ended
	6/13/09		6/14/08	Change
Net Cash Provided by Operating Activities	$1.5		$2.2	$(0.7)
Capital Spending	(0.7)		(0.9)
Sales of Property, Plant and Equipment	—		0.1

Management Operating Cash Flow	0.8		1.4	$(0.6)
Discretionary Pension Contribution (After-Tax)	0.8		—
Restructuring Payments	0.2		—

Management Operating Cash Flow Excluding above Items	$1.7	*	$1.4	$0.3

*	Does not sum due to rounding
Net Cash Provided by Operating Activities Reconciliation

2009
Guidance
Net Cash Provided by Operating Activities	>$6 billion
Discretionary Pension Contribution (After-Tax)	~640 million

Net Cash Provided by Operating Activities Excluding above Item	~$7 billion

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	12 Weeks Ended
	6/13/09
	Net	Operating
	Revenue	Profit
Frito-Lay North America
Reported Growth	6%	7%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	6	7
Impact of Foreign Currency Translation	1.5	1

Growth Excluding Impact of above Item, on a constant currency basis	8%*	8%

Quaker Foods North America
Reported Growth	(3)%	8%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(3)	8
Impact of Foreign Currency Translation	2	1

Growth Excluding Impact of above Item, on a constant currency basis	(1)%	9%

Latin America Foods
Reported Growth	(9)%	(6)%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(9)	(6)
Impact of Foreign Currency Translation	22	24

Growth Excluding Impact of above Item, on a constant currency basis	12%*	18%

PepsiCo Americas Foods
Reported Growth	1%	4%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	1	4
Impact of Foreign Currency Translation	8	6

Growth Excluding Impact of above Item, on a constant currency basis	9%	10%

PepsiCo Americas Beverages
Reported Growth	(9)%	(9)%
Impact of Restructuring and Impairment Charges	—	0.5

Growth Excluding Impact of Restructuring and Impairment Charges	(9)	(9) *
Impact of Foreign Currency Translation	2	4

Growth Excluding Impact of above Item, on a constant currency basis	(7)%	(5)%

Europe
Reported Growth	(11)%	(9)%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(11)	(9)
Impact of Foreign Currency Translation	21	24

Growth Excluding Impact of above Item, on a constant currency basis	10%	15%

Asia, Middle East & Africa
Reported Growth	5%	9%
Impact of Restructuring and Impairment Charges	—	4

Growth Excluding Impact of Restructuring and Impairment Charges	5	13
Impact of Foreign Currency Translation	9	8

Growth Excluding Impact of above Item, on a constant currency basis	14%	21%

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	12 Weeks Ended
	6/13/09
	Net	Operating
	Revenue	Profit
PepsiCo International
Reported Growth	(4)%	(1)%
Impact of Restructuring and Impairment Charges	—	2

Growth Excluding Impact of Restructuring and Impairment Charges	(4)	— *
Impact of Foreign Currency Translation	16	17

Growth Excluding Impact of above Item, on a constant currency basis	12%	17%

Total Divisions
Reported Growth	(3)%	(1)%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(3)	(1)
Impact of Foreign Currency Translation	9	8

Growth Excluding Impact of above Item, on a constant currency basis	5.5%*	7%

*	Does not sum due to rounding